                                                                    Exhibit 12.1

                                                           Year Ended                                      Three Months Ended
                                  Dec. 25,      Dec. 31,    Dec. 29,        Dec. 28,     Dec. 27,        Mar. 29,      Mar. 28,
                                    1998          1999        2000            2001         2002            2002          2003
                                --------------------------------------------------------------------    --------------------------
                                                                                                             (unaudited)
                                                                      (dollars in thousands)
Earnings:
     Income (loss) from
        continuing operations
        before income from
        equity investments
        and taxes                    8,736           716      (9,059)          3,260        1,587            (127)        (2,935)

     Fixed charges                  21,192        23,560         N/A          24,847       23,700             N/A           N/A
                                    ------        ------       ------         ------       ------           -----        -------

Earnings (1)                        29,928        24,276         N/A          28,107       25,287             N/A           N/A
                                    ======        ======       ======         ======       ======           =====        =======

Fixed charges:

     Interest expense               17,788        19,829         N/A          21,222       20,303             N/A           N/A

     Amortization of financing
        costs and bond
        premium                        988         1,241         N/A           1,109        1,079             N/A           N/A

     Imputed interest on
        operating lease
        obligations                  2,416         2,490         N/A           2,516        2,318             N/A           N/A
                                    ------        ------       ------         ------       ------           -----         ------

Fixed Charges (2)                   21,192        23,560         N/A          24,847       23,700             N/A           N/A
                                    ======        ======       ======         ======       ======           =====         ======

Ratio of earnings to fixed
    charges  (1)/(2)                 1.41x         1.03x         N/A           1.13x        1.07x             N/A           N/A
                                    ======        ======       ======         ======       ======           =====         ======

     Deficiency of earnings
        available to cover
        fixed charges                  N/A           N/A      (9,059)            N/A          N/A            (127)        (2,935)
                                    ======        ======       ======         ======       ======           =====         ======

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